EXHIBIT 99.2


Event ID:   1110497
Event Name: Q2 2005 The Smith & Wollensky Restaurant Group, Inc. Earnings Conference Call
Event Date: 2005-08-17T21:00:00 UTC

P: Operator;;
C: Alan Stillman;Smith & Wollensky Restaurant Group, Inc.;Chairman, CEO
C: Samuel Goldfinger;Smith & Wollensky Restaurant Group, Inc.;CFO
P: George Nissan;Merrill Lynch;Analyst
P: Tim Rice;Rice Voelker;Analyst
P: Ari Levy;LakeView Investment;Analyst
P: Grange Johnson;LaGrange;Analyst
P: Mark Lunder;Lunder Capital;Analyst
P: David Adler;Paragon Capital;Analyst
P: Ryan Thibodeaux;Mapleleaf Partners;Analyst

+++ presentation
Operator: Good afternoon and thank you for joining us for the Smith & Wollensky Restaurant Group second quarter 2005 earnings conference call. As you know, the company issued its earnings press release earlier this afternoon. If you do not have it and would like a copy of the release faxed or e-mailed to you please contact their office at (212) 838-2061 and they will see that you get what you need immediately.

Before we begin I would like to point out that any comments today that are forward-thinking are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties which may affect the Company's business and prospects, including economic, competitive, governmental, food and labor supply, and other factors discussed in the company's filings with the Securities and Exchange Commission. Now I would like to turn the call over to Alan Stillman, Chairman and CEO of the Smith & Wollensky Restaurant Group.

Alan Stillman: Thank you very much for joining us this afternoon. We appreciate your joining our call and we have had an extremely interesting second quarter.

Obviously the purpose of this call is to discuss our second quarter and 6 month earnings, but we have had some changes in our executive levels which I think are important to let you know about. The two most important ones, although there have been more, is that Sam Goldfinger who is with me here today, is our new Chief Financial Officer who replaces Alan Mandel, who has already taken a new job and if you are interested in getting in touch with Alan, please feel free to call me or Sam and we will get you his new number.

Also, Steve Ottmann who is joining us in a new position, Chief Operating Officer. Sam has been with the company for eight years, almost nine, and he has been the VP of Finance for Smith & Wollensky Restaurant Group. Sam has handled a wide variety of financial areas, including financial reporting and budgeting and he played an integral role in the private placement that we completed in October of 1997, and was certainly very much involved in the Company's initial public offering in May of 2001.

Sam was an audit manager from 1995 to 1997 with Goldstein, Golub, Kessler and Company where his primary focus was on the restaurant industry. After my initial comments, Sam will certainly go into greater detail on the figures and then we will certainly answer all questions you might have.

In addition to Sam's promotion to CFO, we also added a new Chief Operating Officer to our management team in July, Stephen Ottmann. Steve isn't here, I hope he's listening to the call, he happens to be at our Miami location today, and he has 25 years of prior experience with Lettuce Entertain You, which is the Chicago operation that many of you probably know. I will explain a little bit about it.

He was the CEO from 1999 to 2002 and he also was the group's President prior to that from 1997 to 1999 as well as Chief Operating Officer at that time. Lettuce Entertain You is a group of approximately 60 restaurants with 38 different concepts. We are still trying to understand from Steve Ottmann how they possibly ran that company but apparently they did so, and he did so. The company is headquartered in Chicago and because of the fact that many of the concepts were high end, this really gives Steve great relevant experience to help lead our operations.

We also have added a new director of purchasing, Kieran Fahey, who comes to us from the Hilton Corporation, and Kieran is responsible for handling purchases, efficiencies, across our entire group, while maintaining all of our high quality standards. He has already forged a great many agreements in a very short period of time that we think will help keep our operating costs currently in line and help improve them over the operating level that we have been at in the past.

As an overall comment, I would say we have had an extremely active quarter as you can tell by the changes we have made at the executive level. We also had the sale and leaseback of our property in Las Vegas, which I think most of you probably know about. We sold our restaurant in Las Vegas and then leased it back. The net effect was that we received approximately $30 million in cash for the property which we paid down a great deal of debt with and kept the rest of the money. That is included from an accounting point of view in the release that we just made.

In the second quarter of 2005, our consolidated restaurant sales increased 6.5% to 32 million, and our comp sales increased 0.6%. Our income for the quarter was $104,000 or $0.01 per share, and that is quite similar to the net income that we had last year of $106,000, or $0.01 per share.

Our total consolidated restaurants sales increased 7.1% to $65 million for 6 months, and our net income for the first 6 months increased to $551,000, or $0.06 per share as compared to a loss of $123,000 in the first half of 2004. We also seem to be on a positive note as our July sales showed a 9% increase in consolidated sales and a 1.7% increase in comp sales. As I mentioned, early in the second quarter, we completed the sale and leaseback involving our property in Las Vegas. The proceeds from the sale enabled us to pay down approximately $9.2 million of our outstanding debt and it resulted in our having cash and investments of over $10 million at the close of business for the second quarter. Also during the second quarter, our Board of Directors authorized a stock repurchase program under which up to 1 million shares of common stock may be acquired. We've been in the open market for about three months, although we've been in a blackout period recently, and so far we have only been able to purchase 16,647 shares.

Now I'd like to turn the call over to Sam Goldfinger who is our new CFO, who will review the financial highlights in greater detail. Thank you.

Samuel Goldfinger: Thank you Alan.

In the second quarter of 2005 as Alan has already mentioned we had a net income of $104,000 or about a penny per share on a diluted basis compared to a restated net income of $106,000 or a penny per share on a diluted share basis for the second quarter of 2004. Though we did experience an improvement in consolidated restaurant sales of 6.5% up to $32 million for the quarter, our comparable consolidated restaurant revenue grew by only .6% to approximately $28 million.

Drilling down a little deeper into the results for the second quarter, cost of goods sold for our comparable restaurants was 78 basis points better than the second quarter of 2004. The weighted average cost of beef was approximately 5% below what we paid during the second quarter of 2004. As you know from our previous call, this 5% improvement was not as strong as our first quarter improvement of approximately 23%.

In addition, the trend we noted in our last two calls for a larger share of our revenue to come from banquet sales with a favorable cost of goods ratio, continued. Finally our wine cost of goods sold ratio for the second quarter of 2005 showed a solid improvement compared to the second quarter of 2004 for two reasons -- the share of our wine revenues coming from our own S&W Cabernet has increased with a favorable cost ratio compared to other choices and we took some price increases last year after the second quarter.

Payroll and related costs for comparable units was off for the quarter by 21 basis points. We were impacted mainly by an increase in the minimum wage rate in three states where we operate and the District of Columbia. Despite that impact, and a very modest increase of comparable unit sales, our general managers did an excellent job of holding the increase for the cost of wages and salaries within 25 basis points of the second quarter of 2004.

For the quarter, our operating expenses were only three basis points higher than the second quarter of 2004 in comparable consolidated restaurants with the most significant increase being in utilities. This was partially offset by modest improvements in various operating accounts from the second quarter of 2004. Occupancy and related expenses were 47 basis points higher for comparable consolidated units for the second quarter and this was primarily due to the rent incurred at our Las Vegas location as a direct result of the new lease entered into in May 2005, as Alan mentioned. The increase is also attributable to higher percentage rent at units where our leases include a percentage rent provision.

Marketing and promotional expenses are lower for comparable consolidated restaurants by 56 basis points compared to the second quarter of 2004, principally due to reduced advertising and several nonrecurring PR events during the second quarter of '04.

Depreciation and amortization increased by approximately $198,000 and this was a direct result of the investment in the Boston unit, which wasn't open this time of the year last year. All the changes I discussed resulted in an increase of income from all comparable consolidated restaurants of approximately $252,000. Management fee income declined by $68,000 for the second quarter compared to the second quarter of 2004, all of the decline relates to the closing of ONEcps at the Plaza Hotel which as you know from previous calls had ceased operations at the end of 2004.

G&A was approximately $300,000 lower than in the second quarter of 2004 and had a 144 basis points improvement. A significant portion of this savings was in payroll and the fact that both the Presidential and COO positions were not filled for the second quarter of 2005. Furthermore, we had additional savings realized by not having the same amount of travel and related expenses this year as we incurred last year with the post opening of our Houston location -- Houston opened up in January of 2004 last year -- and in preopening travel that related to the Boston location which opened in September of last year.

The leverage of added sales from Boston in 2005 helped with the improvement in the ratio to sales. Net interest expense declined by approximately $20,000 and that was primarily due to the payoff of $9.2 million in debt during the quarter, which Alan had mentioned subsequent to the sale of Las Vegas. All this resulted in income after tax of $104,000 for the quarter, or $0.01 a share compared to a restated net income of $106,000 or $0.01 a share in the 2004 quarter.

Let's now turn our attention to the results for the six months ended July 4, 2005 as compared to June 28, 2004. Net income for the first half of 2005 amounted to $551,000 or $0.06 a share on a diluted basis compared to a restated net loss of $123,000 or $0.01 a share for the first half of 2004. Consolidated restaurant sales improved 7.1% to 65 million for the first half of 2005 and our comparable consolidated restaurant revenues grew by only .4%.

I'm going to go through and highlight some of the more significant line items for the 6 month results. Food and beverage costs improved by 195 basis points for our comparable units for the first half of 2005. This improvement was primarily driven by the significant improvement in the cost of beef primarily during the first quarter of 2005. In addition the increase in the share of revenue coming from banquet sales with the favorable cost of goods sold ratio has helped our overall food and beverage costs.

Payroll and related costs were off 33 basis points for our comparable units during the first half of 2005, as compared to the first half of 2004. The increase was driven by increases in employer taxes, both rates and maximum taxable levels to which the taxes apply, and to the increase in the minimum wage rates discussed earlier.

Operating expenses rose only 9 basis points for our comparable units in 2005 as compared to 2004. The most significant increase was in utility costs. Those increases were partially offset by improvements in various operating accounts, including professional fees and insurance. All of the above, along with an increase of 35 basis points in occupancy and related expenses, an improvement of 61 basis points in marketing and promotional expenses, and an improvement of 6 basis points in depreciation resulted in us improving our income from all comparable consolidated restaurants by over $1 million.

The consolidated results were also impacted by improvements in G&A of 147 basis points and this was primarily driven by reduced payroll and travel and related expenditures. Net interest expense increased by over $100,000, primarily from additional financing that was obtained during the middle of 2004. Overall the company was able to generate $551,000 in net income as compared to a restated net loss of $123,000 in 2004. With that, I will turn it back over to the operator. Alan and I will be more than happy to answer any questions you may have.

+++ q-and-a
Operator: Thank you. The floor is now open for questions.

[OPERATOR INSTRUCTIONS].

Thank you, the first question comes from George Nissan from Merrill Lynch.

George Nissan: Thank you very much, guys. It sounds like you guys have a lot of good things that you've talked about, so I'm very interested in how you guys improve profit down the road.

A couple of things regarding purchasing -- in the restaurant industry for the last four or five years, it's been very challenging for companies like yourself to reduce commodity costs. I'm interested if you could provide some color as to what you guys are doing by collaborating better with your supplier base to reduce your overall commodity costs and what are some of your biggest areas that are concerning to you?

Alan Stillman: I would think that the biggest thing we've done this year is to hire Mr. Fahey, who has experience with Hilton Hotels for many many years. He has taken on the task of trying to put our commodities into one big group.

We are now a national company and have gotten that way over the last 3 or 4 years so we are now able to go to people such as Coca-Cola, Pepsi-Cola, and attempt to get national account rates, which for commodities, will allow us to lower our cost in many, many, many of the commodity type of things that we could not do before.

George Nissan: What are some of your biggest categories that are of concern? Are you looking at proteins? Is that your biggest category? What have been the top ones that you are trying to look at?

Alan Stillman: Beef is our largest if you consider that a commodity, but we are sort of at the mercy of the prices of cattle and the prices of prime beef, especially, so it's hard for that one to come up as a judgment. That is our overall single biggest commodity. Our other commodity is wine, which switching to an American wine list has seemed to help our wine cost and our cost of wine, which is approximately 17% of our sales.

Samuel Goldfinger: 16% to 17%.

Alan Stillman: 16% to 17% -- that has gone down over the years and will continue to go down. I think a lot of it is due to the fact that we are dealing only with American wines and we have gotten a large advantage from that. In addition to what Alan said, as I mentioned, part of the reason why our wine costs have gone down has also been the Smith & Wollensky label Cabernet, which has been an incredible seller for us and we've been able to acquire it at a very favorable cost. And so that would add also to our favorable results.

Samuel Goldfinger: And that adds to the commoditization of what we're able to do now.

George Nissan: One thing I've noticed over the last several years -- I find you guys' quality has always been a key driver -- quality products at a good price. What are you guys doing to make sure that your suppliers you are working with are meeting your strict quality standards? Or you scorecarding them on a quality basis, or meeting with them through weekly or monthly forums?

And I guess your purchasing guys are going to be possibly looking into other developments. What are you guys doing to make sure that they are meeting your strict guidelines?

Alan Stillman: Don't forget, we run very large units so that if we have got a $10 million or $15 million or $20 million unit, the people that are supplying those units know that they are under scrutinization all the time.

This is not a small unit -- these are very large units so that the people that are in our units are very experienced with purchasing, and we actually have a category called stewards in every single one of our units that are dedicated only to checking the type of food and type of supplies that are coming in, not only for price but for quality.

George Nissan: Okay, it sounds good. And what is your feedback from suppliers, do they feel like this is a win-win partnership for both sides? Do they feel like they are being squeezed because of the way commodity prices are right now? Do they -- are they working with you?

Alan Stillman: It seems that they are working with us very well.

George Nissan: Okay, thank you very much, guys. Congratulations on a good quarter.

Alan Stillman: Thank you.

Operator: The next question comes from Robert Derrington from Morgan Keegan.

Alan Stillman: Hello? Move on. Next?

Operator: Thank you, the next question comes from Tim Rice with Rice Voelker.

Tim Rice: Good afternoon, I apologize if this was in the press release and I just couldn't find it, but you were commenting on Steve Ottmann's industry experience and mentioned Lettuce Entertain You. Can you tell me what other industry background he has, including his most recent affiliation before joining the Company?

Alan Stillman: He was with -- he came out of Cornell Hotel Administration School, went straight to Lettuce Entertain You and was with Lettuce Entertain You, with the exception of two months, for his entire career of 25 years. He started out, as he says, as a sweeper-upper in the first restaurant he was in and worked his way up to be CEO over a period of 25 years. I don't believe he ever had an affiliation with anyone else other than when he departed from Lettuce Entertain You, he bought a franchise of Baja Fresh.

He had one or two or three stores in Chicago which he was a partner with the chairman of Lettuce Entertain You and apparently, that didn't work out because they sold them back after a period of two or three years.

Tim Rice: Great, it sounds like a great addition to the team.

Operator: Thank you, the next question comes from Ari Levy from LakeView Investment.

Ari Levy: Hi, guys, couple of questions. First is, I am looking to understand the accounting for the sale leaseback on the Las Vegas transaction. I think I can see from a cash flow perspective what happened, but I am trying to understand the liability, the deferred gain on sale leaseback and how that accounting works.

The second question is rather more of a comment but also a question -- it looks like your own unit level operating margins are now in the single-digits when it looked like things were trending upward, correct me if I'm wrong, but it looks like your unit level operating margins are now in the single digits.

Looking at the competitive environment right now, I know a lot of your competitors such as Ruth's Chris and Morton's are much closer to 20% and I think that's a little bit discouraging for us as shareholders and I would like to understand what you're going to do to raise those levels.

Alan Stillman: Let me speak to the second one. I am going to let Sam take the first one, because he may be here for two and a half hours trying to explain it. But the first one, I believe that the S&W units operating at about 18.4% for six months, and the total of all our consolidated locations operated at approximately 15% for six months.

So I don't believe that they're going down other than the fact that we opened up two new units and they have not been operating on the bottom line as all of our new units have not done, as well as our other units have. So that over the next six months, I believe you will see that number go up. If I've quoted any numbers wrong, I am sure I will let Sam --

Samuel Goldfinger: Alan's number is before depreciation, by the way, I'm not sure where you are looking on Ruth's Chris results and if they are using a before depreciation number. We usually look at the results of the units before depreciation, so that's an FYI on that. I can address the Las Vegas sale. The sale obviously was a $30 million transaction.

The deferred gain, after you take out the net cost basis of the leasehold improvements and some other items, you come down to approximately a $13.5 million deferred gain. The reason it is a deferred gain, is that if we had just sold the unit and not continued the lease, we would have recognized the full gain, I believe, as income in this quarter. However since it is a sale leaseback, the accounting guidance provides that we need to recognize that income and take it in over the term of the lease. The new lease is 40 years. So we will be recognizing the $13.5 million over the next 40 years as income.

Alan Stillman: Did we get those questions for you?

Operator: [OPERATOR INSTRUCTIONS] Thank you. The next question comes from Grange Johnson from LaGrange.

Grange Johnson: Hi, Alan, how are you doing?

Alan Stillman: Good Grange. How are you?

Grange Johnson: Good. Maybe I missed it in the call, but I wanted to know, are there any new store openings or new restaurant openings planned and what is the vision for expansion? I know you've been fairly prudent in the past years, but I just want to get a sense for what your vision was.

And then, on a more tactical question, is having Ruth's Chris public -- is that a problem? Does that make them a more aggressive expander and is there something to be concerned about?

Alan Stillman: Cannot speak to the second question, I have no idea what their plans are. I understand that they're thinking of opening up four or five restaurants. Their restaurants are completely different than what we currently have in that they average approximately $4.5 million and we average $10 million so we're talking about two different animals. And I don't think that we've ever been concerned about any competitors out there.

We keep track of them, we know who they are, we know what they do when they do it. We've never had that kind of problem before. What we do have now is the only other publicly traded company from which we will be able to gain a great deal of information, which we've never had before because no one in our business has really been public other than Morton's, which became -- they delisted or they went private three or four years ago, so that is a hope for us and we're not concerned really about them opening or closing. It's not something that we really concern ourselves with at all.

As to the first question, which is more important, we obviously have had a tremendous difference in the company over the last three to six months. Number one, we went from owing out a great deal of money to having $10 or $11 million in the bank. So we now have the ability to go ahead and do what we didn't have the ability to do six months ago and we also have a whole new group of people that have come aboard in the last one month to six months, so I would say to you that the answer is no, we do not have anything on the horizon.

We have said consistently that we will not open up any new units this year and next year. We intend to continue with our expansion the following year and as to what that will be, as soon as we put our ducks in a row, we will announce it to the world.

Grange Johnson: Just a follow-up, on just some sort of shareholder value creation, I know -- any chance of consolidation with the flagship, the partnership that controls the flagship restaurant in New York? Any sort of progress or any thoughts on that front?

Alan Stillman: No, we continue to try, as we have over the years, consistently all the time, but the level that the 49th St. Smith & Wollensky in New York City operation runs at and what they would like to have as a payment for the amount of money that they earn has not been at a level that we can address.

If it gets to a level where we can address it, we will be more than happy to purchase combine, merge, or anything else that would help SWRG.

Grange Johnson: And then final follow-up, living in New York, seeing restaurants open, it seems like there is a plethora of new steak concepts or expansions. Has that hurt your business or is the overall steak appetite growing in New York? Just curious on your comments on that.

Alan Stillman: You missed the other 27, which have opened in the last year in a half.

Grange Johnson: Sure, that's just top of my mind.

Alan Stillman: Not only has the New York operation not gotten hurt, but neither has our other managed unit, The Post House, although we don't consider Maloney & Porcelli a steak house, we do serve steak and those restaurants have not gotten hurt at all whatsoever. So either the steak house segment is expanding or we're doing a better job because they're sure as hell is a lot of competition out there.

Grange Johnson: It seems everywhere you look.

Alan Stillman: Not only in New York but it is all over the country.

Grange Johnson: All right, thank you very much.

Alan Stillman: Thank you .

Operator: Thank you, the next question comes from Mark Lunder from Lunder
Capital.

Mark Lunder: Hello, I have a question about your cash. It looks like about $8 million is invested in long-term investments. Is that strategic because you don't have any openings coming up and you don't need the cash for the next 12 months or so?

Alan Stillman: That is exactly right. Although they are long-term investments that can be sold. They are treasury bonds.

Samuel Goldfinger: They're New York State bonds, it's basically a tax-free 2% that are safe, secure investments.

Mark Lunder: Right, so they are high credit quality, then.

Samuel Goldfinger: Exactly.

Alan Stillman: Yes, and they can be sold at any time. We're not out playing the market.

Mark Lunder: Understood.

Alan Stillman: But in fact the answer is, we have the ability to take that out and expand with our cash whenever we get ready to do so.

Mark Lunder: You mentioned regarding store expansion, nothing until 2007. Correct me if I'm wrong, you have a couple of restaurants coming up in the next 18 to 24 months, lease expiring in New York?

Alan Stillman: Yes.

Mark Lunder: I was wondering if you to speak to what your thoughts are as far as -- are you looking to extend those, or what's going on with those couple of restaurants?

Alan Stillman: We have only one that I'm aware of it, which is Park Avenue Cafe, Sam, are you aware of any more than that?

Samuel Goldfinger: I don't think so.

Alan Stillman: I think Park Avenue Cafe is the only one, which is a year out. The Manhattan Ocean Club is at least eight years, and I believe Cite is about four years. So we only have one and we have currently had some conversations with the landlord over there and I guess we'll come to whatever conclusion is the correct conclusion for both of us.

Mark Lunder: On that specific restaurant, I know you were working on before Park Avenue Cafe, is it to a level where it's consistently profitable?

Alan Stillman: I don't know what you mean by consistently but it's profitable.

Mark Lunder: Right.

Alan Stillman: It's been up quite a bit over the first six months of the year.

Mark Lunder: Right. Alan, if you could just talk in general, there's been quite a bit of interest in the -- both IPO and private equity area with regard to restaurant stocks, as far as public markets -- and I was wondering if you could speak to how Smith & Wollensky shares are being valued relative to what's going on in general with other restaurant stocks?

Alan Stillman: The only answer that I have is that we have an offer out there to buy a million shares of stock.

Mark Lunder: Right, and you've done 16,000 of it, so far?

Alan Stillman: We have.

Mark Lunder: Right.

Alan Stillman: That speaks to what we think of our stock.

Mark Lunder: Right.

Alan Stillman: I don't think it's fair, necessary in any way, shape, or form to me to make a judgment on what the shares or stock of Ruth's Chris or McCormick or PF Chang -- it's not something that I have an expertise in.

Operator: Thank you, the next question comes from David Adler with Paragon Capital.

David Adler: Hey, Alan. I guess two questions. One, in terms of cost of sales, I know, Sam, you made the point that the cost of sales actually reflected a 5% improvement in beef prices versus the prior year.

But in terms of an aggregate cost of sales, my calculation is that it's up 150 basis points, from 88.9 a year ago, as a percentage of revenue, to 90.5. Can you explain the increase even though beef prices have come down, if I heard that correctly?

Sam Goldfinger: Yes, Dave. That is total operating cost, that's not just food and beverage, that's payroll and various operating expenses. So you're taking the total operating costs as opposed to specific food and beverage costs.

David Adler: I mean, does that mean that food and beverage costs have gone down but operating costs have gone up by the delta, so that they've gone up by 7%?

Sam Goldfinger: Various other operating costs have gone up and the numbers I was quoting were the comparables in order to give you a little more flavor as to what's going on, and a more apples to apples analysis.

I think to Alan's point that he mentioned previously, part of the reason why overall costs have gone up is due to the two restaurants that have opened within the last 15 months. We have a ramp up period of about 15 months for our new units. So until they get ramped up, and especially a big box like the Boston unit, you are going to experience higher cost than normal, until they get, obviously, a lot of their costs in line.

So when you look at the results for the six months, or even the second quarter, you will see that overall the costs are up, but a significant portion of that is attributable to the new units.

David Adler: My second question related to the immediately prior question in terms of the buyback, I think you said that you bought shares as recognition of where you see the value of your stock.

Given the stock's trading a little bit below six, but is generally held in the low sixes, does that mean you're not going to the market when the stock is above six because you think that valuation is not that attractive as a use of capital for the Company?

Alan Stillman: No, not at all. We've turned this over to Morgan Stanley, and Morgan Stanley runs a program based upon their ability to buy the stock at what is permissible.

Please don't quote me on this but this is the knowledge that I have., In general, they have to wait until the stock opens and then they are only allowed to trade a certain amount of a percentage each day and they cannot close the stock on an upbeat.

So, it's sort of saying that they can only buy stock at an average of what the stock is selling at on that day. We have told them that we are willing to buy as much stock as they possibly can get for us in the marketplace on any given day, that trades at that level. Because we are apparently not allowed to do it in any other way. That is a layman's expression of what we are doing.

David Adler: Okay, got it.

Alan Stillman: We would like very much to be able to get more, but we don't know how to do it.

David Adler: I understand. One final question on the cost of sales. So the 90.5% -- someone raised a question in terms of Ruth's Chris, costs they are in the low 80s in terms of total cost of sales before G&A. Low to mid 80s.

Do you see that as being achievable or because of the bigger box size that you have, as being something that is not achievable given your business model?

Alan Stillman: The only thing that I can tell you from what I've looked at with Ruth's Chris and McCormick, I can't speak to Morton's at all.

David Adler: They've filed their 10-K, it's available from the SEC.

Alan Stillman: I didn't know that. Even though they're not public, they have public bonds outstanding?

David Adler: Yes, when you have public bonds, you are obligated to file Qs and Ks.

Alan Stillman: We will look that up, but when you look at our cost of goods sold and our salaries and benefits, in a comparison to Ruth's Chris and McCormick I believe, we are within 1% of what they do.

Our goal is to try and get those two to consistently come below 60%. I don't know whether those two companies do much better than that. I'm not quite sure that I've answered your question but that's what we're trying to do as a Company.

David Adler: Okay, thank you.

Operator: [OPERATOR INSTRUCTIONS]

Thank you, the next question comes from Ryan Thibodeaux from Mapleleaf Partners.

Ryan Thibodeaux: Hi guys, was the Houston unit included in the comparable this quarter?

Sam Goldfinger: No, it was not.

Ryan Thibodeaux: Will it be next quarter?

Sam Goldfinger: It will be.

Ryan Thibodeaux: And will Boston be next quarter?

Sam Goldfinger: No, Boston still has some time because Boston will probably be -- it's probably the first quarter of next year.

Ryan Thibodeaux: Okay, and could you -- I don't know if you want to do this offline or not -- but, could you break out the food and beverage and other line items under restaurant operating expenses or should we just wait for the 10-Q?

Sam Goldfinger: Yes, I can break that out. The 10-Q will be released tomorrow. It's up to you. Do you want me to go through it with you?

Ryan Thibodeaux: If you could just give me the depreciation line, I will wait for the others.

Sam Goldfinger: Depreciation for the three months was $1.2 million versus $1 million, and for the six months was $2.5 million versus $2.1 million.

Ryan Thibodeaux: Great. Also, could you -- I know you guys used to give, I don't know if you have in the last several quarters -- but, the comp sales number for just the three New York units?

Sam Goldfinger: Yes, we'll give that. For the second quarter the New York owned units had a 2.8% decrease in comp sale and for the six months, a 4.8% decrease.

Ryan Thibodeaux: Okay, great. Thank you, that's all I have.

Operator: Thank you, the next question is a follow-up question from Ari Levy from Lakeview Investment.

Ari Levy: Hi guys. I just wanted to follow-up on what one of the other gentlemen said, and maybe I'm missing something, but on the cost of goods sold as a percentage of sales, it looks like it's over 90%.

Given that you were talking about the lower food and beverage costs, as a percentage of sales, I'm still trying to reconcile where that disparity comes from. Where the cost of goods sold exactly increased, and you mentioned a new restaurant opening and additional expenses ramp up, but from what I understand, your Boston restaurant has been open for about a year now. Is that correct?

Sam Goldfinger: Boston will be about a year. We have a 15 month ramp up. I guess the confusion is, when we do our press release, we show one line called "cost of consolidated restaurant sales." That's not the food and beverage costs, that's total cost. In that number is food and beverage, salaries, operating expenses, occupancy, marketing and promotional, and depreciation. So that's sort of a catch all.

So when I was talking specifically to the food and beverage, yes, food and beverage did improve versus last year but there were other items in there that increased. And the reason for the increase was mainly because of the new units.

Ari Levy: You mean the one unit that is still in the 15 month ramp up period?

Sam Goldfinger: The two ramp ups are Boston and Houston.

Ari Levy: What approximately is the ramp up initial expense, as a percentage of sales that you get? Is there any way to explain that as you open new restaurants?

Sam Goldfinger: It varies, to be honest with you. In this case, obviously, if you take the results that I gave you for the comparables, you can pretty much get a feel for it. They do run a little bit higher. It takes some time to get the food and cost in line. It takes some time to get the salaries in line. Those are our two biggest variables, as Alan mentioned. It usually represents about 60% of the total cost.

Ari Levy: I know on the Boston restaurant, you guys spent, I think, about $12 million from what I've read. How would you evaluate the success of that restaurant at this point?

Alan Stillman: We can't evaluate it at this point because -- I would evaluate the sales as being extremely strong and as good as we anticipated and I would evaluate the bottom line as not very good. So that we are not producing the number on the bottom line that we intend to produce. but the topline is higher than we expect it to be for the first nine months of operations.

Ari Levy: Okay, now I know some of your competitors tend to spend less and build out smaller boxes, such as Ruth's Chris and Morton's, but when you spend $12 million, I imagine you have to sell quite a bit more steak to get your good return on investment. Would you say that the returns that you've gotten inclusive of this net income and sales, would you say that the return on investment has been up to par with your expectations?

Alan Stillman: Where, in Boston?

Ari Levy: Yes.

Alan Stillman: No.

Ari Levy: What about Houston?

Alan Stillman: I would say, also, not yet.

Ari Levy: Okay.

Operator: Thank you, we have no further questions at this time. I will now turn the floor back over to Mr. Stillman for any closing remarks.

Alan Stillman: Thank you very much. If anybody that is on the phone call has any further questions, please feel free to call me or to call Sam Goldfinger, either after the call or tomorrow, any time.

We will be more than happy to go over in more specifics anything that we can, that we are able to, that has been released to everyone, or that will be released to everyone. But if you don't understand something, please feel free to call. We will be more than happy to answer your question.

I would like to reiterate that we are on different footage now than we were before the sale of Las Vegas so we're dealing with a different animal. Thanks very much for listening and have a great evening.

Operator: Thank you, everyone. This does conclude today's teleconference.